Exhibit 99.24(b)9
April 28, 2017
Securities and Exchange Commission
Division of Investment Management
100 F. Street, NE
Washington, DC 20549
RE:	TLIC Variable Annuity Account A 1940 Act File No. 811-5242 1933 Act File No. 333-15974 CIK# 0000819085
Commissioners:
This opinion is furnished in connection with filing a post-effective amendment to the registration statement on Form N-4 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940.This post-effective amendment is being filed by TLIC Variable Annuity Account A (the “Variable Account”) with respect to flexible premium deferred variable annuity contracts (the “Contracts”) issued by Thrivent Life Insurance Company. The Variable Account was established on February 18, 1988.
I am an attorney of Thrivent Life Insurance Company. I am familiar with the legal organization of Thrivent Life Insurance Company and have reviewed all statements, records, instruments and documents that I have deemed necessary to examine for purposes of this opinion. I have examined the Registration Statement on Form N-4 to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of units to be issued by the Variable Account in accordance with the terms of the Contracts. I am of the opinion that:
1.	Thrivent Life Insurance Company is a stock life insurance company organized under the laws of the State of Minnesota.
2.	The Variable Account is duly organized under the laws of the State of Minnesota as a separate account under which income, gains or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable Account under the terms of the Contracts without regard to income, gains or losses to Thrivent Life Insurance Company.
3.	The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent Life Insurance Company may conduct; and
4.	The Contracts have been duly authorized by Thrivent Life Insurance Company and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent Life Insurance Company in accordance with the terms of the Contracts.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully,
/s/ Cynthia K. Mueller

Cynthia K. Mueller
Senior Counsel